EXHIBIT 99.ProyPol

Concise Global Proxy Voting Guidelines

Following is a concise summary of the general policies of Institutional Shareholder Services, Inc. (“ISS”) for voting global proxies. The Taiwan Greater China Fund follows the recommendations of ISS unless its portfolio manager raises a question about the application of such a recommendation in a particular voting situation, in which event the decision as to how to vote the proxy in question is made by the Executive Committee of the Fund’s Board of Trustees.

Financial Results/Director and Auditor Reports
Vote FOR approval of financial statements and director and auditor reports, unless:
•	There are concerns about the accounts presented or audit procedures used; or
•	The company is not responsive to shareholder questions about specific items that should be publicly disclosed.

Appointment of Auditors and Auditor Compensation
Vote FOR the reelection of auditors and proposals authorizing the board to fix auditor fees, unless:
•	There are serious concerns about the accounts presented or the audit procedures used;
•	The auditors are being changed without explanation; or
•	Nonaudit-related fees are substantial or are routinely in excess of standard annual audit fees.
Vote AGAINST the appointment of external auditors if they have previously served the company in an executive capacity or can otherwise be considered affiliated with the company. ABSTAIN if a company changes its auditor and fails to provide shareholders with an explanation for the change.

Appointment of Internal Statutory Auditors
Vote FOR the appointment or reelection of statutory auditors, unless;
•	There are serious concerns about the statutory reports presented or the audit procedures used;
•	Questions exist concerning any if the statutory auditors being appointed; or
•	The auditors have previously served the company in an executive capacity or can otherwise be considered affiliated with the company.

Allocation of Income
Vote FOR approval of the allocation of income, unless;
•	The dividend payout ratio has been consistently below 30 percent without adequate explanation; or
•	The payout is excessive given the company’s financial position.

Stock (Scrip) Dividend Alternative
Vote FOR most stock (scrip) dividend proposals.
Vote AGAINST proposals that do not allow for a cash option unless management demonstrates that the cash option is harmful to shareholder value.

Amendments to Articles of Association
Vote amendments to the articles of association on a CASE-BY-CASE basis.

Change in Company Fiscal Term
Vote FOR resolutions to change a company’s fiscal term unless a company’s motivation for the change is to postpone its AGM.

Lower Disclosure Threshold for Stock Ownership
Vote AGAINST resolutions to lower the stock ownership disclosure threshold below five percent unless specific reasons exist to implement a lower threshold.

Amend Quorum Requirements
Vote proposals to amend quorum requirements for shareholder meetings on a CASE-BY-CASE basis.

Transact Other Business
Vote AGAINST other business when it appears as a voting item.

Director Elections
Vote FOR management nominees in the election of directors, unless;
•	Adequate disclosure has not been met in a timely fashion;
•	There are clear concerns over questionable finances or restatements;
•	There have been questionable transactions with conflicts of interest;
•	There are any record of abuses against minority shareholder interests; and
•	The board fails to meet minimum corporate governance standards.
Vote FOR individual nominees unless there are specific concerns about the individual, such as criminal wrongdoing or breach of fiduciary responsibilities.
Vote AGAINST shareholder nominees unless they demonstrate a clear ability to contribute positively to board deliberations.
Vote AGAINST individual directors if repeated absences at board meetings have not been explained (in countries where this information is disclosed).

Director Compensation
Vote FOR proposals to award cash fees to nonexecutive directors unless the amounts are excessive relative to other companies in the countries or industry.
Vote nonexecutive director compensation proposals that include both cash and share-based components on a CASE-BY-CASE basis.
Vote proposals that bundle compensation for both nonexecutive and executive directors into a single resolution on a CASE-BY-CASE basis.
Vote AGAINST proposals to introduce retirement benefits for nonexecutive directors.

Discharge of Board and Management
Vote FOR discharge of the board and management, unless:
•	There are serious questions about the actions of the board or management for the year in question; or
•	Legal action is being taken against the board by other shareholders.

Director, Officer, and Auditor Indemnification and Liability Provisions
Vote proposals seeking indemnification and liability protection for directors and officers on a CASE-BY-CASE basis.
Vote AGAINST proposal to indemnify auditors.

Board Structure
Vote FOR proposals to fix board size.
Vote AGAINST the introduction of classified boards and mandatory retirement ages for directors.
Vote AGAINST proposals to alter board structure or size in the context of a fight for control of the company or the board.

Share Issuances Request

General Issuances:

Vote FOR issuance requests with preemptive rights to a maximum of 100 percent over currently issued capital.
Vote FOR issuance requests without preemptive rights to a maximum of 20 percent over currently issued capital.

Specific Instructions:

Vote on a CASE-BY-CASE basis on all requests, with or without preemptive rights.

Increases in Authorized Capital
Vote FOR nonspecific proposals to increase authorized capital up to 100 percent over the current authorization unless the increase would leave the company with less than 30 percent of its new authorization outstanding.
Vote FOR specific proposals to increase authorized capital to any amount, unless:
•	The specific purpose of the increase (such as a share-based acquisition or merger) does not meet ISS guidelines for the purpose being proposed; or
•	The increase would leave the company with less than 30 percent of its new authorization outstanding after adjusting for all proposed issuances (and less than 25 percent for companies in Japan).
Vote AGAINST proposals to adopt unlimited authorizations.

Reduction of Capital
Vote FOR proposals to reduce capital for routine accounting purposes unless the terms are unfavorable to shareholders.
Vote proposals to reduce capital in connection with corporate restructuring on a CASE-BY-CASE basis.

Capital Structures
Vote FOR resolutions that seek to maintain or convert to a one share, one vote capital structure.
Vote AGAINST requests for the creation or continuation of dual class capital structures or the creation of new or additional supervoting shares.

Preferred Stock
Vote FOR the creation of a new class of preferred stock or for issuances of preferred stock up to 50 percent of issued capital unless the terms of the preferred stock would adversely affect the rights of existing shareholders.
Vote FOR the creation/issuance of convertible preferred stock as long as the maximum number of common shares that could be issued upon conversion meets ISS’s guidelines on equity issuance requests.
Vote AGAINST the creation of a new class of preference shares that would carry superior voting rights to the common shares.
Vote AGAINST the creation of blank check preferred stock unless the board clearly states that the authorization will not be used to thwart a takeover bid.
Vote proposals to increase blank check preferred authorizations on a CASE-BY-CASE basis.

Debt Issuance Requests
Vote nonconvertible debt issuance requests on a CASE-BY-CASE basis, with or without preemptive rights.
Vote FOR the creation/issuance of convertible debt instruments as long as the maximum number of common shares that could be issued upon conversion meets ISS’s guidelines on equity issuance requests.
Vote FOR proposals to restructure existing debt arrangements unless the terms of the restructuring would adversely affect the rights of shareholders.

Pledging of Assets for Debt
Vote proposals to approve the pledging of assets for debt on a CASE-BY-CASE basis.

Increase in Borrowing Powers
Vote proposals to approve increases in a company’s borrowing powers on a CASE-BY-CASE basis.

Share Repurchase Plans:
Vote FOR share repurchase plans, unless:
•	Clear evidence of past abuse of authority is available; or
•	The plan contains no safeguards against selective buybacks.

Reissuance of Share Repurchased:
Vote FOR requests to reissue any repurchase shares unless there is clear evidence of abuse of authority in the past.

Capitalization of Reserves for Bonus Issue/Increase In Par Value:
Vote FOR requests to capitalize reserves for bonus issues of shares or to increase par value.

Reorganizations/Restructurings:
Vote reorganizations and restructurings on a CASE-BY-CASE basis.

Merger and Acquisitions:
Vote FOR mergers and acquisitions, unless:
•	The impact on earnings or voting rights for one class of shareholders is disproportionate to the relative contributions of the group; or
•	The company’s structure following the acquisition or merger does not reflect good corporate governance.
Vote AGAINST id the companies do not provide sufficient information upon request to make an informed voting decision.
ABSTAIN if there is insufficient information available to make an informed voting decision.

Mandatory Takeover Bid Waivers:
Vote proposals to waive mandatory takeover bid requirements on a CASE-BY-CASE basis.

Reincorporation Proposals:
Vote reincorporation proposals on a CASE-BY-CASE basis.

Expansion of Business Activities:
Vote FOR resolutions to expand business activities unless the new business takes the company into risky areas.

Related-Party Transactions:
Vote related-party transactions on a CASE-BY-CASE basis.

Compensation Plans:
Vote compensation plans on a CASE-BY-CASE basis.

Antitakeover Mechanisms:
Vote AGAINST all takeover proposals unless they are structured in such a way that they give shareholders the ultimate decision on ant proposal or offer.

Shareholder Proposals:
Vote all shareholder proposals on a CASE-BY-CASE basis.
Vote FOR proposals that would improve the company’s corporate governance or business profile at a reasonable cost.
Vote AGAINST proposals that limit the company’s business activities or capabilities or result in significant costs being incurred with little or no benefit.